FORM 4         UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

/ / CHECK THIS BOX         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    IF NO LONGER
    SUBJECT TO                                           OMB APPROVAL
    SECTION 16.                                       OMB NUMBER 3235-0287
    FORM 4 OR FORM 5                                  Expires: December 31, 2001
    OBLIGATIONS                                       Estimated average burden
    MAY CONTINUE.                                     hours per response 0.5
    SEE INSTRUCTION
    1(b).

       Filed pursuant to Section 16(a) of the Securities Exchange Act of
        1934, Section 17(a) of the Public Utility Holding Company Act of
          1935 or Section 30(f) of the Investment Company Act of 1940

(PRINT OR TYPE RESPONSES)

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
1. Name and Address of Reporting     2.  Issuer Name AND Ticker or           6.  Relationship of Reporting Person (s) to Issuer
   Person*                               Trading Symbol                                                 (Check all applicable)

                                         Sentry Technology Corporation (SKVY)
                                                                                   ____  Director     __________  10% Owner
                                                                                   __X__ Officer      __________  Other
 Mundy        Peter        J                                                        (give title below) (specify below)
                                                                                   Vice Pres. & Chief Financial Officer
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(Last)        (First)     (Middle)   3. IRS Identification Number  4. Statement for Month/Year
                                        of Reporting Person, if
                                        an entity (Voluntary)                01/2001
    43 Dock Lane
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           (Street)                                                5. If Amendment,     7. Individual or Joint/Group Filing
                                                                      Date of Original     (Check Applicable Line)
                                                                                          _X__  Form filed by One Reporting Person
Wantagh,      New York             11793                                                  ____  Form filed by More than One
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(City)           (State)             (Zip)
                                                  TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1. Title of Security  2. Transaction Date  3.(Transaction    4.(Securities Acquired (A) 5. Amount of    6. Ownership    7.Nature
   (Instr.3)             (Month/Day/Year)    Code (Instr 8.)    or Disposed of (D)         Securities      Form:          of
                                                                Instr. 3, 4 and 5)         Beneficially    Direct (D)     Indirect
                                                                                           Owned at        or Indirect    Beneficial
                                             Code     V         Amount   (A) or   Price    End of          (I)            Ownership
                                                                         (D)               Month           Instr. 4)      (Instr. 4)
                                                                                         (Instr. 3 and 4)

  Common Stock             01/08/2001         J(1)              166,636   A                 195,967            D
  par value $.001
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  Class A Preferred Stock  01/08/2001         J(1)               31,002   D                    -0-             D
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 *         If the form is filed by more than one reporting person, SEE Instruction 4(b)(v).
Reminder:  Report on a seperate line for each class of securities beneficially owned directly or indirectly.

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FORM 4 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
                                       BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title    2.Conversion 3.Transaction 4.Transaction 5.Number    6.Date       7.Title     8.Price     9.Number  10.Owner- 11.Nature
   of         or           Date          Code          of          Exercisable  and Amount  of          of         ship      of
   Derv-      Exercise     (Month/       (Instr 8)     Derivative  and          of          Derivative  Derv-      Form      Indi-
   ative      Price of     Day/                        Securities  Expiration   Underlying  Security    ative      of        rect
   Security   Derivative   Year)                       Acquired    Date         Securities  (Instr.5)   Securities Derv-     Bene-
   (Instr.3)  Security                                 (A) or      (Month/      (Instr 3                Bene-      ative     ficial
                                                       Disposed    Day/         and 4)                  ficially   Security  Owner-
                                                       of (D)      Year)                                Owned      Direct:   ship
                                                      (Instr.3,                                         at End     (D)or     (Instr.
                                                       4 and 5)                                         Month      Indirect   4)
                                                                                                        (Instr.4)  (I)
                                                                                                                   (Instr.4)
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                                        Code   V     (A)  (D)     Date    Expir- Title Amount
                                                                  Exer-   ation        or
                                                                  cisable Date         Number
                                                                                       of
                                                                                       Shares

  Option       $2.40      01/08/01       J(1)            33,272  Immed. 12/06/04 Common  33,272          (2)         D
  (right                                                                         Stock &
  to buy)                                                                        Class A
                                                                                 Preferred
                                                                                 Stock
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  Option       $ .40      01/08/01       J(1)     199,632        Immed. 12/06/04 Common 199,632          (2)         D
  (right                                                                         Stock
  to buy)
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  Option       $3.01      01/08/01       J(1)             4,159  Immed. 01/03/05 Common   4,159          (2)         D
  (right                                                                         Stock &
  to buy)                                                                        Class A
                                                                                 Preferred
                                                                                 Stock
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  Option       $ .50      01/08/01       J(1)      24,954        Immed. 01/03/05 Common  24,954          (2)         D
  (right                                                                         Stock
  to buy)
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  Option       $6.31      01/08/01       J(1)            33,272  Immed. 02/20/06 Common  33,272          (2)         D
  (right                                                                         Stock &
  to buy)                                                                        Class A
                                                                                 Preferred
                                                                                 Stock
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  Option       $1.05      01/08/01       J(1)     199,632        Immed. 02/20/06 Common 199,632          (2)         D
  (right                                                                         Stock
  to buy)
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  Option       $2.38      03/10/97        A                      Immed. 03/10/07 Common  40,000          (2)         D
  (right                                                                         Stock
  to buy)
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  Option       $2.37      01/06/98        A                      Immed. 01/06/08 Common  20,000          (2)         D
  (right                                                                         Stock
  to buy)
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  Option       $0.62      01/11/99        A                      Immed. 01/11/09 Common  35,000          (2)         D
  (right                                                                         Stock
  to buy)
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  Option       $0.065     07/17/00        A                      Immed. 07/17/10 Common 150,000          (2)         D
  (right                                                                         Stock
  to buy)
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Explanation of Responses:       (1) Pursuant to a reclassification, each share of Class A Preferred Stock, including shares issued pursuant to a dividend on the Class A Preferred Stock, was reclassified into 5 shares of Common
                                    Stock, $.001 par value.
                                (2) Cumulative number of options for Common Stock exercisable now or in the future is 669,218.

* Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).           /s/ Peter J. Mundy                           02/12/2001
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                                                                            ** Signature of Reporting Person           Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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